                                 EXHIBIT 11.1



                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                THREE MONTHS ENDED       NINE MONTHS ENDED
                                ------------------       ------------------
                                JUNE 29,  JUNE 30,       JUNE 29,  JUNE 30,
                                  1997      1996           1997      1996
                                --------  --------       --------  --------

Average shares outstanding        18,587    17,485         18,306    17,238

Net effect of dilutive stock
   options and warrants            1,188       918          1,230       890
                                 -------   -------        -------   -------

Average common and common
 equivalent shares
 outstanding                      19,775    18,403         19,536    18,128
                                 =======   =======        =======   =======


Net income                       $   106   $ 4,353        $10,751   $11,832
                                 =======   =======        =======   =======

Net income per share             $  0.01   $  0.24        $  0.55   $  0.65
                                 =======   =======        =======   =======

Primary and fully diluted income per share differs by less than three percent in all periods.